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Exhibit 99.1

For Further Information Contact:

Roman Reznicek
Intraware, Inc.
925-253-6589
Roman@intraware.com

Intraware Raises $6.15 Million in Capital

    Orinda, CA—September 4, 2001—Intraware, Inc. (NASDAQ: ITRA), a leading provider of Electronic Software Distribution Management and IT Asset Management solutions, today announced that it has raised $6.15 million in additional financing through the private sale of promissory notes and warrants to institutional and individual investors.

    "This financing, along with our recently announced alliances with Computer Associates and Corporate Software, and our momentum towards reaching EBITDA profitability on a quarterly basis, puts us in a position to capitalize on the tremendous growth opportunities in front of us," said Peter Jackson, Chief Executive Officer of Intraware. "We are especially gratified to see this vote of confidence in Intraware's future by our existing preferred stock holders, who contributed most of the new funds."

Financing Terms

    In connection with the financing, Intraware issued one-year senior secured promissory notes, bearing interest of 8% annually, for an aggregate sale price of $6.15 million and net receipts of approximately $5.6 million after fees and expenses. The note holders will also receive warrants to purchase 6.15 million shares of common stock at an exercise price of $0.01 per share. However, warrants exceeding 19.9% of Intraware's common stock will not be exercisable until the company has received stockholder approval. The company has agreed to hold a stockholder meeting seeking stockholder approval within 90 days. Also, if the company obtains stockholder approval at the meeting, the notes will be convertible into the same type of securities issued by Intraware in its next financing round. The notes hold senior rank and are secured by substantially all of the company's assets. They are repayable by Intraware at any time, and will mature early if Intraware is acquired or undergoes a change of control, or if its stockholders do not approve the financing within 90 days.

    A member of Intraware's Board of Directors is affiliated with the placement agent in the financing and with one of the investors. Because of this relationship, as well as the quantity of warrants being issued and the price of the warrants, Nasdaq's application of NASD rules would have required Intraware to obtain stockholder approval before issuing the warrants. However, Nasdaq granted Intraware an exception from the stockholder approval rule. In keeping with Nasdaq's determination, Intraware will give its stockholders 10 days prior written notice of this exception before issuing the warrants.

    The promissory notes and warrants were issued in a private placement without registration under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The company has agreed to file with the Securities and Exchange Commission (SEC) a registration statement to register the resale of the common stock issuable upon exercise of the warrants, and if the notes are ultimately converted into equity of the company, the shares issuable upon exercise of the notes. The company is required to file the registration statement within 6 months after the closing of the financing, and to cause the registration to be declared effective by the SEC within 9 months after the closing. However, the registration deadline may be accelerated to any earlier stock registration deadline agreed to by the company in any subsequent private placement.

Repayment of Bank Loan

    Intraware also announced today that it has fully repaid the $3.3 million loan previously owing to Imperial Bank, and that the loan agreement has been terminated.

New Board Member

    Under the financing, Intraware's Board of Directors appointed a new director to the Board.

About Intraware

    Intraware, Inc. [Nasdaq: ITRA] is a leading provider of Internet-enabled information technology (IT) management solutions that enable corporations to optimize their IT investments. Intraware's unique spectrum of innovative IT management solutions has attracted strategic relationships with industry-leading vendors, including Computer Associates International, Inc. and Corporate Software. Intraware is headquartered in Orinda, California, and can be reached by phone at (888) 446-8729, (925) 253-4500 or http://www.intraware.com.

Forward Looking Statements

    The statements in this news release referring to Intraware's momentum toward reaching EBITDA profitability on a quarterly basis, and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include a failure by the Company to generate sufficient gross profits and/or manage its costs sufficiently to reach profitability; lower than expected sales due to the current business environment or due to concerns about the Company's financial strength vis-à-vis that of its competitors; delays in fully implementing the Company's recently announced strategic alliances; the Company's failure to adequately manage its working capital and/or maintain sufficient cash levels to satisfy its liquidity needs; and the introduction of competitive services and products by other companies. Further information on potential factors that could affect Intraware's financial results is included in Intraware's Form 10-K for the 2001 fiscal year, and its Form 10-Q for the second quarter of its 2001 fiscal year, filed with the SEC. Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at www.intraware.com.

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© 2001 Intraware, Inc. Intraware is a registered trademark of Intraware, Inc. Other products and company names mentioned herein may be trademarks of their respective holders.

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  Exhibit 99.1
  PRESS RELEASE